                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 USG CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                     -------------------------------------------
                                     USG CORPORATION
[USG LOGO]                           -------------------------------------------
                                     125 South Franklin Street
                                     -------------------------------------------
                                     Chicago, IL 60606-4678
                                     -------------------------------------------
                                     312 606-4000
                                     -------------------------------------------

April   , 2000

Dear Fellow Stockholder:

     You are cordially invited to attend USG Corporation's annual meeting of stockholders to be held at 9:15 a.m. on Wednesday, May 10, 2000, in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois.

     At the meeting, you will have the opportunity to learn more about USG's notable performance in 1999 and our strategy for continuing profitable growth. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders.

     It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If your bank or broker offers telephone or Internet voting and you choose to use one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person.

     In closing, I hope that you will be able to attend USG's annual meeting, and I look forward to the chance to report to you on our progress and plans.

Sincerely,

/s/ William C. Foote
WILLIAM C. FOOTE
Chairman of the Board

125 South Franklin Street         USG CORPORATION         Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The annual meeting of stockholders of USG Corporation will be held in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, May 10, 2000, at 9:15 a.m., Central Daylight Time, for the following purposes:

        1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

        2. To consider an amendment of the Corporation's Omnibus Management Incentive Plan adding 2,400,000 shares of the Corporation's common stock for awards under the Plan through 2003.

        3. To consider ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 2000.

        4. To consider a stockholder proposal relating to the Corporation's stockholder rights plan, if such proposal is presented at the meeting.

        5. To transact such other business as may properly come before the meeting.

     Pursuant to the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement and must be introduced by a motion, which motion must be seconded before consideration of it may begin or before a vote on it may be obtained.

     The Board of Directors has fixed the close of business on March 15, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois, during ordinary business hours beginning April 26, 2000, and running throughout the course of the meeting.

                                         By order of the Board of Directors

                                         /s/ Dean H. Goossen
                                         DEAN H. GOOSSEN
                                         Corporate Secretary
Chicago, April   , 2000

                   IMPORTANT -- PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

                           PROXY STATEMENT AND PROXY

     This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 10, 2000, and any adjournment thereof. The notice of the meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with notice, proxy, and other accompanying materials, on or about April 7, 2000.

     The Board of Directors has selected the close of business on March 15, 2000 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding 47,831,313 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares owned by such stockholder for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors, for approval of an amendment to the Omnibus Management Incentive Plan, and for ratification of the appointment of independent public accountants. The affirmative vote of not less than 80% of the voting power of the Corporation's outstanding stock is required for approval of the stockholder proposal described below. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

     Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

     All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given, and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote FOR the nominees for election as directors named below, FOR approval of an amendment to the Corporation's Omnibus Management Incentive Plan adding 2,400,000 shares of Common Stock for awards through 2003, FOR ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 2000, and AGAINST the stockholder proposal relating to the Corporation's stockholder rights plan.

     The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 887,526 shares of Common Stock as of December 31, 1999, or approximately 1.8% of the total of such shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with instructions given by Plan participants. Shares as to which no instructions are received will be voted by the Trustee in the same proportions as those shares for which instructions are received.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 15, 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the beneficial ownership of Common Stock as of December 31, 1999, (except as indicated otherwise below), with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on such date. The information shown was provided by the respective persons pursuant to Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC").

           NAME AND ADDRESS                   AMOUNT OF
          OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
          -------------------            --------------------    ----------------
John R. Simplot
Self-Declaration of Revocable Trust
(a)....................................       6,204,100               12.7%
999 Main Street Boise, ID 83702
Harris Associates L.P. (b).............       3,977,420                8.1%
Two North LaSalle Street Chicago, IL
60602
Barclays Global Investors, N.A. (c)....       3,270,612                6.7%
45 Fremont Street San Francisco, CA
94105
FMR Corp. (d)..........................       2,948,360                6.0%
82 Devonshire Street Boston, MA 02109

---------------
(a) The John R. Simplot Self-Declaration of Revocable Trust reported on Amendment No. 5 to a Schedule 13D that as of December 29, 1999, it was the beneficial owner of 6,104,100 shares. As trustee of the Trust, Mr. Simplot has sole voting and dispositive power with respect to 6,104,100 shares owned by the Trust and shared voting and dispositive power with his son, Don J. Simplot, with respect to 100,000 shares held by the J.R. Simplot Foundation, in which the Messrs. Simplot disclaim any beneficial interest. The filing also indicates that Mr. Don J. Simplot beneficially owns 113,900 shares in an account controlled solely by him.


(b) Harris Associates L.P., an investment advisor, reported that it, together with Harris Associates Inc., its general partner, was the beneficial owner of 3,977,420 shares, having shared voting power with respect to all such shares, sole dispositive power with respect to 492,520 shares and shared dispositive power with respect to 3,484,900 shares.

(c) Barclays Global Investors, N.A., a national banking association, reported in an initial Schedule 13G filing that as of February 10, 2000, it and affiliated banks held 3,270,612 shares in trust accounts for the economic benefit of the beneficiaries of those accounts, with sole volting power with respect to 2,909,645 such shares and sole dispositive power with respect to all such shares.

(d) FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and a wholly owned subsidiary of FMR Corp., through certain funds advised by it, was the beneficial owner of 2,948,360 shares. According to its Schedule 13G, FMR Corp. and its Chairman, Edward C. Johnson 3d, through their control of Fidelity, and the funds advised by Fidelity each had sole power to dispose of the 2,948,360 shares owned by such funds; sole power to vote such shares was held by such funds' respective boards of trustees. Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, his daughter and a director of FMR Corp., own 12.0% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR Corp.; the Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders' voting agreement under which all Class B shares of FMR Corp. will be voted in accordance with the majority vote of such Class B shares; accordingly, members of the Johnson family, through their ownership of voting common stock and the execution of such shareholders' voting agreement, form a controlling group with respect to FMR Corp.

                      ITEM NO. 1  --  ELECTION OF DIRECTORS

     The Board of Directors of the Corporation currently is composed of 13 directors, divided into three classes, two of which currently have four members each, the other having five members. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting of stockholders on May 10, 2000. The remaining classes will be elected in 2001 and 2002, respectively.

     The four candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 10, 2000, are identified below. If any nominee identified below should for any reason become unavailable prior to the meeting, which the Board of Directors does not anticipate, the Board of Directors prior to the meeting will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, or (ii) nominate a new candidate in place of any such person and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

     A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision requires that a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director's 70th birthday.

     Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                    FOR A THREE-YEAR TERM TO EXPIRE IN 2003

     KEITH A. BROWN, 48, President (since 1987) of Chimera Corporation, a private management holding company. He is a director of Myers Industries, Inc. and Morgan FunShares, Inc., a closed-end investment company. Mr. Brown has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance and Corporate Affairs Committees.

     JAMES C. COTTING, 66, retired Chairman (1987-1996) and Chief Executive Officer (1987-1995) of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since 1987, is a member of the Board's Executive and Corporate Affairs Committees and chairs its Finance Committee.

     W. DOUGLAS FORD, 56, Chief Executive, Refining & Marketing, of BP Amoco p.l.c. (since 1999); and Executive Vice President of BP Amoco p.l.c. and its predecessor, Amoco Corporation (1993 -1999). He is also a managing director of BP Amoco p.l.c. Mr. Ford was elected a director of the Corporation in November 1996, and is a member of the Board's Executive, Compensation and Organization and Corporate Affairs Committees.

     JOHN B. SCHWEMM, 65, retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing. He is a director of Walgreen Co. and William Blair Mutual Funds and is a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988, and is a member of the Board's Executive, Audit and Compensation and Organization Committees.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED
                                     ABOVE.

                     ADVANCE NOTICE OF STOCKHOLDER NOMINEES


     Hakatak Enterprises, Inc., which claims to be the beneficial owner of more than 500,000 shares of Common Stock, has notified the Corporation of its intention to nominate three individuals in opposition to three of the nominees of your Board of Directors. According to information provided by Hakatak, for which the Corporation disclaims any responsibility, these individuals are: Jay Buchbinder, 67, CEO of JBI, Inc., 2650 El Presidio, Long Beach, CA 90810; Herbert Denton, 52, President of Providence Capital, Inc., 730 Fifth Avenue, Suite 2102, New York, NY 10019; and Keith Ogata, 45, President of 3K Financial Corp., 1056 Ikena Circle, Honolulu, HI 96821. At the date of this proxy statement, Hakatak has not indicated whether it intends to solicit proxies from stockholders for the election of its proposed nominees. See also "Item No. 4-Stockholder Proposal".


                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

     W.H. CLARK, 67, retired Chairman of the Board (1984-1994), Chief Executive Officer (1982-1994) and President (1982-1990) of Nalco Chemical Company of Naperville, Illinois, specialized chemicals and technology. He is a director of Bethlehem Steel Corporation, Ultramar Diamond Shamrock Corporation, Fort James Corporation, Merrill Lynch Corporation, and Millennium Chemicals, Inc. Mr. Clark has been a director of the Corporation since August 1985, is a member of the Board's Executive, Audit, and Compensation and Organization Committees and chairs its Committee on Directors.

     LAWRENCE M. CRUTCHER, 57, Managing Director (since 1990) of Veronis Suhler, investment bankers. Mr. Crutcher has been a director of the Corporation since May 1993, and is a member of the Board's Finance and Corporate Affairs Committees and Committee on Directors.

     WILLIAM C. FOOTE, 49, Chairman (since April 1996), President (since August
1999) and Chief Executive Officer (since January 1996); President and Chief Operating Officer (January 1994-December 1995); President (January 1996-June
1997). He joined the Corporation in January 1984. Mr. Foote is a director of GATX Corporation and Walgreen Co. He also serves as a director of Northwestern Memorial Hospital and as a trustee of the Museum of Science and Industry. He has been a director of the Corporation since March 1994, and chairs the Board's Executive Committee.

     P. JACK O'BRYAN, 64, Vice Chairman (since August 1999); President and Chief Operating Officer (from June 1997 to August 1999); Executive Vice President Operations (October 1996 to May 1997); Senior Vice President, Worldwide Manufacturing and Technology (September 1994 to October 1995); President and Chief Executive Officer, United States Gypsum Company (October 1996 to February
1999), and USG Interiors, Inc. (October 1995 to February 1999). Mr. O'Bryan joined the Corporation in 1958. He is a director of the National Association of Manufacturers. Mr. O'Bryan has been a director since August 1997.


     JUDITH A. SPRIESER, 46, Executive Vice President of Sara Lee Corporation, packaged food and consumer products. Ms. Sprieser has been with Sara Lee Corporation since 1987 and served as Executive Vice President and Chief Financial Officer (1998-1999), and as Senior Vice President and Chief Financial Officer (1994-1998). She also is a director of Sara Lee Corporation, The Chicago Network, and Allstate Insurance Company. Ms. Sprieser has been a director of the Corporation since February 1994, and is a member of the Board's Compensation and Organization and Finance Committees and its Committee on Directors, and chairs its Audit Committee.


                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

     ROBERT L. BARNETT, 59, President, Commercial Governmental and Industrial Solutions Sector, Motorola Corporation (since July 1998); President, Land Mobile Products Sector, Motorola Corporation (1997-1998); Vice President and General Manager, iDEN Group, Motorola Corporation (1995-1997). He is a director of Johnson Controls, Inc. and Central Vermont Public Service Corporation, and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990, is a member of the Board's Audit Committee and Committee on Directors, and chairs its Corporate Affairs Committee.

     DAVID W. FOX, 68, retired Chairman and Chief Executive Officer (1990-1995) and President (1987-1993) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a past director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a Governor and current Chairman of the Chicago Stock Exchange, director and past Chairman of Northwestern Memorial Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive and Finance Committees and its Committee on Directors, and chairs its Compensation and Organization Committee.

     VALERIE B. JARRETT, 43, Executive Vice President (since 1995) of The Habitat Company, a private real estate development firm. Ms. Jarrett was the Commissioner, Department of Planning and Development, of the City of Chicago (1992-1995), and is the Chair of the Board of Directors of the Chicago Transit Authority and a director of the Regional Transportation Authority (Illinois). She is a director of The Chicago Network, the Metropolitan Planning Council, The German Marshall Fund, The University of Chicago Laboratory Schools, the Southeast Chicago Commission, The Fund for Community Redevelopment and Revitalization, and HT Insight Funds, Inc. Ms. Jarrett is a Trustee of the Museum of Science and Industry, University of Chicago Hospitals, Windows to the World Communications, Inc., and Harris Insight Funds. She is also a member of the Visiting Committee of the University of Chicago School of Public Policy. Ms. Jarrett has been a director of the Corporation since August 1998, and is a member of the Board's Compensation and Organization and Corporate Affairs Committees and its Committee on Directors.

     MARVIN E. LESSER, 58, Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership. Mr. Lesser has also been a private consultant since 1992. Mr. Lesser is a Trustee and past Chair of the Seacoast Area Chapter (New Hampshire and Maine) of the American Red Cross. He has been a director of the Corporation since May 1993, and is a member of the Board's Audit and Finance Committees and its Committee on Directors.

     The Board of Directors held six meetings during 1999, and the standing committees of the Board of Directors held an aggregate of 17 meetings during the year. Each director attended at least 75% of the aggregate number of meetings in 1999 of the Board of Directors and the Board committees on which he or she served.

Committees of the Board of Directors

     The Board of Directors has established an Executive Committee, consisting of Mr. Foote, as Chairman, and Messrs. Clark, Cotting, Ford, Fox and Schwemm, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Executive Committee did not meet but acted once by unanimous written consent in 1999. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Corporate Affairs Committees, and the Committee on Directors.

     The Audit Committee has ongoing responsibilities with respect to adequacy of financial reporting, compliance with corporate policies, and the efficacy of corporate controls. These responsibilities include providing reasonable assurance to the Board of Directors that the Corporation's financial disclosure fairly portrays its financial condition, results of operations, and long-term plans and commitments and that there has been substantial compliance with corporate policies applicable to business conduct. The Committee also monitors the Corporation's system of internal controls for adequacy and implementation. It selects and employs a firm of certified public accountants (which selection and employment is subject to ratification by stockholders). It confers with the auditors regarding the scope of the audit and other services and the cost thereof and reviews with the auditors the findings disclosed during the audit, including matters relating to internal controls, the internal auditing function, accounting policies and financial reporting. The Committee members are Judith A. Sprieser, Chair, Robert L. Barnett, Keith A. Brown, W.H. Clark, Marvin E. Lesser, and John B. Schwemm. The Audit Committee held four meetings during 1999.

     The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chair, W. H. Clark, W. Douglas Ford, Valerie B. Jarrett, John B. Schwemm and Judith A. Sprieser. The Compensation and Organization Committee held three meetings during 1999.

     The Finance Committee provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; and adoption of any stock-based or significant cash compensation plan for key employees (other than an annual cash bonus plan consistent with past practice). The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chair, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser and Judith A. Sprieser. The Finance Committee held six meetings during 1999.

     The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various constituencies whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Robert L. Barnett, Chair, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford and Valerie B. Jarrett. The Committee held two meetings in 1999.

     The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The members of the Committee are W.H. Clark, Chair, Robert L. Barnett, Lawrence M. Crutcher, David W. Fox, Valerie B. Jarrett, Marvin E. Lesser, and Judith A. Sprieser. The Committee held two meetings during 1999.

     The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary, at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 1 of the prior year.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information known to the Corporation regarding the beneficial ownership of Common Stock as of the Record Date by each current director and each of the five most highly compensated executive officers of the Corporation in 1999, and by all current directors and executive officers of the Corporation as a group (30 persons). Such information is derived from the filings made with the SEC by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and subsequent information received by the Corporation. The totals include any shares that such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options, restricted stock subject to risk of forfeiture, and any shares allocated to the accounts of those individuals through December 31, 1999, under the USG Corporation Investment and Supplemental Retirement Plans.

                                               SHARES BENEFICIALLY    OPTION SHARES     TOTAL AND
                                                OWNED, EXCLUDING       EXERCISABLE      PERCENT OF
                    NAME                          OPTIONS(A)(B)       WITHIN 60 DAYS     CLASS(F)
                    ----                       -------------------    --------------    ----------
Robert L. Barnett............................          4,380                  --            4,380
Keith A. Brown(c)............................        138,800                  --          138,800
W. H. Clark..................................          5,988                  --            5,988
James C. Cotting.............................          2,758                  --            2,758
Lawrence M. Crutcher(d)......................         11,086                  --           11,086
Richard H. Fleming...........................         65,497             118,000          183,497
William C. Foote(e)..........................        127,928             155,000          282,928
W. Douglas Ford..............................          1,915                  --            1,915
David W. Fox.................................          6,032                  --            6,032
Valerie B. Jarrett...........................          1,350                  --            1,350
Arthur G. Leisten............................         35,491              41,000           76,491
Marvin E. Lesser.............................          4,348                  --            4,348
P. Jack O'Bryan..............................         92,283              82,000          174,283
Harold E. Pendexter, Jr.(g)..................         40,585              86,000          126,585
John B. Schwemm..............................          4,417                  --            4,417
Judith A. Sprieser...........................          2,979                  --            2,979
All directors and executive officers as a
group (30 persons), including those directors
and executives named above...................        876,946             829,500        1,706,371

---------------
(a) Includes restricted stock grants to executive officers subject to risk of forfeiture, as follows: Mr. Fleming, 41,000 shares; Mr. Foote, 75,000 shares; Mr. Leisten, 29,000 shares; Mr. O'Bryan, 50,000 shares; Mr. Pendexter, 19,000 shares; all executive officers as a group: 451,000 shares.

(b) Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 1,012 units; Ms. Jarrett, 1,280 units, and Mr. Lesser, 1,901 units. See "Director Compensation" below.

(c) Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

(d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children in which shares he disclaims beneficial ownership.

(e) Includes 5,000 shares held by Mr. Foote's spouse, Kari H. Foote, in which shares he disclaims beneficial ownership.

(f) Total beneficial ownership of 1,706,371 shares of Common Stock by members of the group identified above represents approximately 3.5% of total outstanding shares of Common Stock; no individual holding within such group exceeded approximately 0.6% of total outstanding shares.

(g) Mr. Pendexter retired effective January 1, 2000.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers, directors and 10% owners file reports of ownership and changes of ownership of Common Stock with the SEC and the New York Stock Exchange. Based on a review of copies of such reports provided to the Corporation during 1999, the Corporation believes that all filing requirements were met during such year.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1999 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                              LONG-TERM COMPENSATION
                                                                    -------------------------------------------
                                         ANNUAL COMPENSATION               AWARDS                 PAYOUTS
                                    -----------------------------   ---------------------   -------------------
                                                           OTHER
                                                          ANNUAL    RESTRICTED                        ALL OTHER
                                                          COMPEN-     STOCK      OPTIONS/    LTIP      COMPEN-
         NAME AND                    SALARY     BONUS     SATION      AWARDS       SARS     PAYOUTS    SATION
    PRINCIPAL POSITION       YEAR     ($)       ($)(A)    ($)(B)      ($)(C)       (#)        ($)      ($)(D)
---------------------------  ----   --------   --------   -------   ----------   --------   -------   ---------
William C. Foote             1999    712,500    779,774    60,628    1,541,250    20,000      --        98,722
  Chairman, President        1998    637,500    524,615    50,997      726,300    35,000      --        75,259
  and CEO (e)                1997    562,500    598,280    79,627      498,750    35,000      --        68,958

P. Jack O'Bryan              1999    496,667    460,950    52,603    1,027,500    10,000      --        66,133
  Vice Chairman (e)          1998    475,000    332,064    53,012      484,200    25,000      --        49,347
                             1997    435,417    335,300        --      332,500    22,000      --        43,566

Harold E. Pendexter, Jr.     1999    362,500    280,411    52,861      616,500     8,000      --        49,049
  Senior Vice President      1998    346,333    233,275    55,718      338,940    15,000      --        35,613
  and Chief Administrative   1997    326,333    238,440        --      166,250    13,000      --        33,334
  Officer (retired
  Jan. 1, 2000)

Arthur G. Leisten            1999    342,500    265,046        --      616,500     8,000      --        44,489
  Senior Vice President      1998    328,000    214,995        --      338,940    15,000      --        34,828
  and General Counsel        1997    316,333    243,890        --      166,250    13,000      --        32,671

Richard H. Fleming           1999    340,833    265,046        --      616,500     8,000      --        43,835
  Executive Vice President   1998    316,667    208,480        --      884,565    15,000      --        32,525
  and Chief Financial        1997    295,000    208,410        --      232,750    15,000      --        31,256
  Officer

---------------
(a) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans.

(b) Mr. Foote's Other Annual Compensation included $14,400 in automobile allowance in each of the years 1997 and 1998 and $28,568 in estate planning reimbursement in 1997, respectively; Mr. O'Bryan's Other Annual Compensation included $13,904 in club dues in 1999 and $14,400 in automobile allowance in 1998, respectively; Mr. Pendexter's Other Annual Compensation included $17,923 and $14,684 in Executive Death Benefit Plan and Accidental Death and Dismemberment coverage for 1999 and 1998, respectively, and $13,464 and $14,400 in automobile allowance in 1999 and 1998, respectively; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1999, 1998 or 1997.

(c) Indicated amounts arise from performance-based restricted stock awards on January 2, 1999, January 2, 1998, and January 2, 1997, respectively, and the grant of a time-vested restricted stock award of 10,000 shares to Mr. Fleming on February 11, 1998. The aggregate restricted stock holdings of each of the Named Executives as of December 31, 1999, and the value of such holdings on such date, are as follows: Mr. Foote, 60,000 shares, $2,827,500; Mr. O'Bryan, 40,000 shares, $1,885,000; Mr. Pendexter,
    24,000 shares, $1,131,000; Mr. Leisten, 24,000 shares, $1,131,000; and Mr.
    Fleming, 36,000 shares, $1,696,500. Such restricted stock is eligible for any dividend paid on shares of the Corporation's common stock. In addition to such restrictive stock awards, the Named Executives were granted the nonqualified stock options described in the chart below titled "Option/ SAR Grants in Last Fiscal Year" on January 2, 1999.

(d) All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

(e) As of August 11, 1999; prior thereto, Mr. Foote was Chairman and Chief Executive Officer and Mr. O'Bryan was President and Chief Operating Officer, respectively.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (a)

                                                                                              POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                             AT ASSUMED
                                                                                            ANNUAL RATES
                                                                                           OF STOCK PRICE
                                                    INDIVIDUAL GRANTS                       APPRECIATION
                                   ---------------------------------------------------       FOR OPTION
                                    SECURITIES     % OF TOTAL                                  TERM(C)
                                    UNDERLYING    OPTIONS/SARS                           -------------------
                                   OPTIONS/SARS    GRANTED TO    EXERCISE
                                     GRANTED       EMPLOYEES      PRICE     EXPIRATION     5%         10%
              NAME                    (#)(B)        IN 1999       ($/SH)       DATE        ($)        ($)
---------------------------------  ------------   ------------   --------   ----------   -------   ---------
William C. Foote.................     20,000          6.32        50.87       1/2/09     639,800   1,621,800
P. Jack O'Bryan..................     10,000          3.16        50.87       1/2/09     319,900     810,900
Harold E. Pendexter, Jr..........      8,000          2.53        50.87       1/2/09     255,920     648,720
Arthur G. Leisten................      8,000          2.53        50.87       1/2/09     255,920     648,720
Richard H. Fleming...............      8,000          2.53        50.87       1/2/09     255,920     648,720

---------------
(a) No SARs were granted in 1999, and no SARs have been granted or are outstanding under any of the Corporation's long-term equity plans with outstanding awards.

(b) Options granted on January 2, 1999, at an exercise price equal to the market value of a share of Common Stock on such date. These options become exercisable on the second anniversary of the date of the grant and expire on the tenth anniversary of the date of grant except in the case of retirement, death or disability, in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.

(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated annual rate compounded.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(a)

                                                                NUMBER OF SECURITIES
                                   NUMBER OF                         UNDERLYING               VALUE OF UNEXERCISED
                                     SHARES                   UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                   UNDERLYING                    AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                    OPTIONS       VALUE      ---------------------------   ---------------------------
                                   EXERCISED     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              NAME                    (#)          ($)           (#)            (#)            ($)            ($)
---------------------------------  ----------   ----------   -----------   -------------   -----------   -------------
William C. Foote.................    50,000      2,309,875     120,000        55,000        2,054,443             0
P. Jack O'Bryan..................    30,000      1,499,525      57,000        35,000        1,277,675             0
Harold E. Pendexter, Jr..........    20,000      1,047,500      71,000        23,000        2,049,813             0
Arthur G. Leisten................    35,000      1,628,287      26,000        23,000          393,250             0
Richard H. Fleming...............    15,000        794,063     103,000        23,000        2,502,988             0

---------------
(a) No SARs were outstanding as of December 31, 1999.

Employment Agreements

     In order to assure continued availability of services of the Named Executives, the Corporation has entered into employment agreements (the "Employment Agreements") with such Named Executives that have a current term expiring on December 31, 2000, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term.

     The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each such Named Executive devotes full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause or constructively discharged by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. The Corporation is obligated to reimburse a Named Executive for all reasonable legal fees incurred in order to enforce an Employment Agreement for a right or benefit wrongfully denied by the Corporation. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named Executive's beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each such Named Executive has undertaken, during the term of such Employment Agreement and for a period of 18 months thereafter, not to (i) participate, directly or indirectly, in any enterprise that competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States, or (ii) interfere in any way with the relationship between the Corporation and any of its employees or any person or entity doing business with it. Each such Named Executive has also agreed not to, at any time, use for personal benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of duties under an Employment Agreement.

Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements with the Named Executives that have a current term expiring on December 31, 2000, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term. A Named Executive's agreement terminates upon retirement.

     The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay and (ii) the full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes. In the event such lump sum payment would constitute a "parachute payment" under the Internal Revenue Code, it may be decreased by the smallest amount that would eliminate such parachute payment unless the decrease would be 10% or more of the payment, in which case it shall not be decreased but rather increased by a gross-up amount to provide for applicable federal excise taxes related to such payment. The Corporation is required to maintain in full force and effect until the earlier of (i) three years after the date of any termination that gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all employee welfare plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

     The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination that gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment, and "good reason" does not exist.

     Immediately upon any change in control, the Corporation will establish a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements and will immediately thereafter deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements. In the event that the assets of such trust prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the 15 years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                         YEARS OF BENEFIT SERVICE
       COVERED          ----------------------------------------------------------
     COMPENSATION          20          25          30          35           40
     ------------       --------    --------    --------    --------    ----------
$  200,000............  $ 64,000    $ 80,000    $ 96,000    $112,000    $  128,000
   400,000............   128,000     160,000     192,000     224,000       256,000
   600,000............   192,000     240,000     288,000     336,000       384,000
   800,000............   256,000     320,000     384,000     448,000       512,000
 1,000,000............   320,000     400,000     480,000     560,000       640,000
 1,200,000............   384,000     480,000     576,000     672,000       768,000
 1,400,000............   448,000     560,000     672,000     784,000       896,000
 1,600,000............   512,000     640,000     768,000     896,000     1,024,000

     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 1999, were as follows: Mr. Foote, 16; Mr. O'Bryan, 41; Mr. Pendexter, 42; Mr. Leisten, 24; and Mr. Fleming, 26. Compensation under the Retirement Plan includes salary and cash incentive compensation for the year in which payments are made.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire, as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including Messrs. O'Bryan and Pendexter, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.

Director Compensation

     Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,500 per quarter plus a fee of $1,200 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director chairing a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chair. The third quarter retainer is paid in common stock of the Corporation having a value of $6,500. Directors may elect to receive some or all of the retainers for the other three quarters, as well as meeting fees and chair retainers, in cash or in the form of deferred stock units which will increase or decrease in value in direct relation to shares of Common Stock and be paid in cash upon termination of Board service ("Deferred Stock Units"). Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, with the amount of such fees to bear a reasonable relationship to the regular meeting fee of $1,200 and the customary length of a meeting of the Board committee involved. Non-employee directors also receive an annual grant of 500 shares of common stock (prorated in the event of less than one year's service) on July 1 each year. Directors may elect to defer such annual grants into Deferred Stock Units. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee or a subcommittee thereof approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation issues.

     The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

        1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

        2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer-range strategic initiatives through a long-term equity program. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

        3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.


     The components of the Corporation's primary executive compensation program includes base salary, annual incentive cash awards, and a long-term equity program.


     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 1999, the Committee compared the Corporation's salary and cash incentive programs with those of a peer group of approximately 600 participants representing 400 organizations as well as with a smaller group of approximately 100 industrial companies with similar annual revenues of approximately $3 billion that represent the Corporation's direct competition for executive talent. The Committee also reviewed annualized option grant values of a peer group of over 300 industrial organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among industrial enterprises generally and comparably sized companies with which the Corporation competes for executive talent specifically, while the latter group was selected to reflect business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department, which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's advice and recommendations.


Base Salaries

     Except for the 20 most senior positions, salary ranges are established for each managerial position, and the amount and timing of individual manager salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

     Internal market rates, in lieu of salary ranges, are utilized as managing points for the base salaries of the 20 most senior executive positions. The Committee believes that the use of internal market rates, given the uniqueness of the applicable positions, enhances flexibility in executive salary administration. External market rates for each of the positions at the approximate 60th percentile of salaries for comparable positions were determined using survey data from independent compensation consultants. An internal market rate is then established for each position either at, below or above the external rate based on relevant internal factors including impact on the Corporation and relative scope of the position. Internal market rates for all applicable positions are reviewed by the Committee annually and adjusted, if warranted by personal performance, job description and external market rates, as of a common date.

Annual Incentive Cash Awards


     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program. Approximately 290 officers and managers with position values above a specified threshold were eligible to participate in the program in 1999. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (target) which is expressed as a percentage of annualized salary and varies with the participant's level of management accountability. Program measurements for 1999 were based upon an income goal and the attainment of strategic focus objectives derived from the formal planning process. Actual income goal achievement may result in an upward or downward adjustment to the portion of the award based on goal income. A third step in the award calculation provides for an adjustment, either upward or downward, for personal performance (except in the case of 20 senior positions, including the Named Executives), to determine an annual management incentive award. Maximum awards are capped at 200% of target. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash. Corporate goal achievement for 1999 resulted in awards averaging 153.65 of target to the Named Executives.

Long-Term Equity Program

     Non-qualified stock options for 320,500 shares were granted in 1999 to 184 executives and senior managers, in each case at an exercise price equal to market value on the date of grant. These options generally become exercisable in full on the second anniversary of the date of the grant. In determining individual award levels of such grants to executive officers, the Committee considered a number of objective factors, such as survey data with respect to award multiples among comparably sized corporations, and a number of subjective factors, including the individual's assigned position value, anticipated career path and performance rating. The Committee also considered survey data indicating that annualized option grant values overall as a multiple of base salary ranked in the approximate 50th percentile of surveyed companies.

     The 20 most senior executives and managers received a portion approximating 75% of their 1999 long-term equity grants in the form of performance-based restricted stock which is subject to risk of forfeiture after three years based on performance in relation to the cumulative shareholder returns of a peer group of 17 building materials companies. A shareholder return (including reinvestment of dividends) for the Corporation at the 70th percentile or better of the peer group is required for a 100% pay-out, with smaller percentile returns resulting in lower pay-outs and no pay-out for shareholder return below the 50th percentile.


     Senior executives and managers are expected to acquire certain levels of equity ownership commensurate with their responsibilities.


Limitations On Compensation Deductibility

     The Committee has reviewed the effect on the Corporation's executive compensation programs of provisions of the Internal Revenue Code limiting the deductibility of annual covered compensation in excess of $1 million in any year by the Corporation paid to its chief executive officer and the four other most highly compensated executive officers for such year. Based upon such review, the Committee believes that compensation to any such executive officer in 1999 from
(i) annual incentive cash awards for that year, or (ii) in connection with exercises of stock options or shares deemed earned under any award of performance-based restricted stock, will be deemed performance-based and exempt from the calculation of covered compensation subject to the deductibility limitation, resulting in no limitation on the deductibility of annual covered compensation for 1999. It is the view of the Committee that there is no practicable action that could be taken to qualify regular salaries or other likely annual compensation, other than the aforementioned performance-based compensation, for such exemption under the applicable provision of the Internal Revenue Code as currently in effect.

                THE CHIEF EXECUTIVE OFFICER'S 1999 COMPENSATION

     In 1999, the compensation for William C. Foote consisted principally of (i) salary of $712,500; (ii) a 1999 annual incentive cash award of $779,774; and
(iii) long-term incentive compensation consisting of (a) a grant of a non-qualified stock option for 20,000 shares of Common Stock, and (b) an award of 30,000 shares of performance-based restricted stock.

Base Salary

     Mr. Foote's base salary as of March 1, 1999, was approved by the Committee in February 1999. The Committee set Mr. Foote's base salary at an annual rate of $725,000, an increase of $75,000 over the base salary effective on March 1, 1998, the date of his last increase. Following such increase, Mr. Foote's base salary ranked in the 50th percentile of the survey group. In determining Mr. Foote's base salary, the Committee considered the base salaries of chief executive officers of comparably sized industrial companies, the Corporation's strong operating performance in 1998, and Mr. Foote's tenure and individual performance as Chief Executive Officer, including execution of the Corporation's principal executive assignment and leadership in development of strategic and financial plans and legal affairs.

Annual Management Incentive Plan


     Mr. Foote's 1999 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report. Mr. Foote's 1999 annual incentive opportunity (target) was expressed as 70%, or $507,500, of the annualized salary for his position ($725,000) determined as discussed above. The corporate goal achievement for 1999 described earlier in this report resulted in an award of 153.65%, of target or $779,774, to Mr. Foote.


Long-Term Compensation

     Mr. Foote's long-term compensation in 1999 was provided by: (a) the grant of a non-qualified stock option for 20,000 shares of Common Stock; and (b) the award of 30,000 shares of performance-based restricted stock described earlier. These grants were upon the same terms, and involved the Committee's consideration of the same factors, described earlier in this report with respect to all 1999 grants.


     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation in achieving its financial and strategic business objectives. In 1999 the Named Executives received approximately 83% of their compensation from corporate performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.


     This report is submitted by the members of the Compensation and Organization Committee:

     DAVID W. FOX, CHAIR
     W. H. CLARK
     W. DOUGLAS FORD
     VALERIE B. JARRETT
     JOHN B. SCHWEMM
     JUDITH A. SPRIESER

                               PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on the Corporation's Common Stock with the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group"), in each case assuming an initial investment of $100 and full dividend reinvestment, for the five-year period ended December 31, 1999.

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------------------------------------------------
                          Dec. 31, 1994   Dec. 31, 1995   Dec. 31, 1996   Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1999
------------------------------------------------------------------------------------------------------------------------
 USG Corporation              $100            $154            $174            $251            $262            $244
 S&P 500                       100             138             169             226             290             351
 Building Materials
 Group                         100             135             156             163             176             166

All amounts rounded to nearest dollar.

     The Building Materials Group comprises the following 21 publicly traded companies in the building materials industry for all periods reflected in the performance graph, except as noted: Ameron, Inc., Apogee Enterprises, Inc., Armstrong World Industries, Inc., Bird Corp. (through 1997), Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp., International Aluminum Corp., Jannock, Ltd., Johns-Manville Corp., Justin Industries, Masco Corp., Morgan Products, Ltd., (through 1998), Morrison Knudsen Corp. (from mid-1996; prior periods reflect returns of merger partner Washington Construction Group, Inc.), Owens-Corning, Perini Corp., Ply-Gem Industries (through 1996), PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc.

                   ITEM NO. 2 -- APPROVAL OF AMENDMENT TO THE
                       OMNIBUS MANAGEMENT INCENTIVE PLAN

     The Board of Directors believes the Corporation's Omnibus Management Incentive Plan, as previously amended (the "Plan"), is accomplishing its purpose which is to promote the interests of the Corporation and its stockholders by providing key employees with an opportunity to acquire a proprietary interest in the Corporation and thereby to develop a stronger incentive to put forth maximum effort for the continued success and growth of the Corporation and its subsidiaries. In addition, the ability to offer stock-based incentives has become increasingly important in the recruitment and retention of key personnel of outstanding ability. The Plan also provides for annual cash incentive awards to officers, managers and key employees based upon the attainment of pre-established performance criteria, which the Board of Directors believes to be an essential element of a comprehensive and competitive executive compensation program.

     When originally approved by the stockholders at their 1997 annual meeting, the Plan provided for 1,650,000 shares to be available for long-term incentive awards under the Plan in calendar years 1997 through 2000, substantially all of which were awarded during the period. The Compensation and Organization Committee of the Board of Directors (the"Committee") has considered the needs of the Plan in order to continue fulfilling its incentive and recruitment functions and has recommended the addition of 2,400,000 shares to be made available for long-term incentive awards under the Plan through 2003. Accordingly, at its meeting held November 10, 1999, and upon recommendation of the Committee, the Board of Directors approved an amendment to the Plan to add 2,400,000 shares of Common Stock for awards under the Plan through 2003, subject to approval by the stockholders at their 2000 annual meeting.

     A summary description of the Plan as proposed to be amended follows. This description is qualified in its entirety by reference to the specific provisions of the Plan which has been filed with the SEC.

     Generally. The Plan provides for the grant of various types of annual and long-term incentive awards to key employees, consistent with the objectives and limitations of the Plan. These awards include: (i) annual incentive awards in the form of cash, stock or a combination thereof for the achievement of annual performance objectives; and (ii) long-term incentive awards in the form of options to purchase shares of Common Stock, including performance options and incentive stock options, stock appreciation rights, performance units and grants of restricted stock and deferred stock.

     Administration. The Plan vests broad powers in the Committee to administer and interpret the Plan. The Committee shall consist of two or more members of the Board of Directors who are considered "outside directors" and "non-employee directors" for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934, respectively.

     The Committee's powers include authority, within the limitations set forth in the Plan, to: select the persons to be granted awards; determine the type, size and term of awards; determine the time when awards will be granted and any conditions for receiving awards; establish objectives and conditions for earning awards; determine whether such conditions have been met and whether payment of an award will be made at the end of an award period, or at the time of exercise, or deferred; determine whether payment of an award should be reduced or eliminated; and determine whether such awards should be intended to qualify, regardless of their amount, as deductible in full for federal income tax purposes.

     Eligibility to Receive Awards. Key employees of the Corporation and its divisions, subsidiaries and affiliates are eligible to be granted awards under the Plan. It is expected that officers, managers and key employees of the Corporation and its divisions and subsidiaries, a group now consisting of approximately 290 persons, will continue to be paid annual incentive awards in 2001 and thereafter for the achievement of annual performance objectives established by the Committee at the time award grants were determined. It is also expected that a group of approximately 200 officers, managers and key employees will be eligible for grants of long-term equity awards under the Plan. The Committee may also grant awards to non-executive employees who are in a position to contribute to the success of the Corporation. Because the number of executives may change and because the selection of additional participants is discretionary, it is impossible to determine the exact number of persons who will be eligible for awards under the Plan during its term.

     Awards. The Plan provides for annual incentive awards and for grants of stock options and performance-based restricted stock. In addition, the Committee has the discretion to grant incentive stock options, stock appreciation rights, performance units, time-vested restricted stock and deferred stock under the Plan. The terms of these various awards are discussed below.

     Annual Incentive Awards. Annual incentive awards may be paid in the form of cash, stock or a combination thereof for the achievement of corporate and/or individual annual performance objectives. The Committee may determine to offer award recipients an election to defer award payments subject to administrative procedures established by the Committee.

     Stock Options. The Plan provides for regular grants of stock options, and for supplemental pro rata grants of stock options to certain participants who are promoted or newly hired during the vesting period for a regular grant.

     Under the Plan, the purchase price per share of Common Stock covered by each stock option shall be at least equal to the market value of a share of Common Stock on the date of grant. Individual agreements for stock option grants provide that the term for exercise of a stock option may not exceed 10 years from the date of grant. Such agreements will also provide that, at any time prior to the time at which an option is exercised, the Committee may, without the consent of the holder, cancel the option and pay to the holder the difference between the exercise price and the market value of the shares covered by the option.

     Other Awards. As indicated above, the Committee may also make other types of awards, including incentive stock options, stock appreciation rights, performance units, restricted stock grants and deferred stock grants, although the value of incentive stock options and stock appreciation rights awarded pursuant to the Plan would be based on the market value of Common Stock on the date of grant. Awards of restricted stock that are not performance-based are required to have restriction periods of not less than three years.

     Performance Awards. The payment of any annual incentive award or the full and/or partial vesting of any performance units award or any restricted stock or deferred stock grant that is intended to qualify in full as deductible by the Corporation for federal tax purposes will occur only upon the attainment by the Corporation of financial targets established at the time the award is made. These targets shall be established by the Committee and shall be based on one or more of the following performance measures: corporate earnings, earnings per share, return on investment, return on net assets, total shareholder return, division or subsidiary earnings, market value added, economic value added, sales, unit volume, margins, cost reduction, market share, working capital management, and project execution.

     Shares of Common Stock Subject to the Plan. Upon approval of the proposed amendment to the Plan, the aggregate number of shares of Common Stock awarded thereunder may not exceed 2,400,000 shares, of which not more than 800,000 shares of Common Stock are expected to be the subject of awards in any calendar year, together with unissued shares and such shares as may again become available for grant as the result of forfeitures or termination of awards under the Plan or any predecessor plan. In the event of any change in outstanding Common Stock by reason of a split, stock dividend, merger or similar event, such equitable adjustment shall be made in the Plan and awards as shall be deemed necessary by the Committee.

     Individual Maximum. Under the Plan, no participant may receive (i) annual incentive awards having an aggregate value in excess of the lesser of (y) $1 million, or (z) two times such participant's base salary at the commencement of the relevant performance period, or (ii) long-term incentive awards which would result in him or her receiving more than 20% of the maximum number of shares available for award under the Plan.

     Assignment. Unless the Committee shall specifically determine otherwise, no award under the Plan shall be assignable or transferable.

     Death, Disability, Retirement or Termination. Generally, in the event of the death, disability or, with the approval of the Committee, early retirement of a holder of stock options, such options shall become exercisable in full and remain exercisable during the shorter of the five-year period following such event or the remaining term of the options. Generally, if any participant shall cease to be an employee for any reason other than death, disability or approved early retirement, the participant's rights to any unvested award shall terminate.

     Amendment and Termination. The Committee may amend or terminate the Plan so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the Plan. Unless first approved by the stockholders, no amendment of the Plan may increase the maximum number of shares that can be delivered under the Plan or to any one individual, extend the maximum period during which awards may be granted under the Plan, change the performance goal, if any, pursuant to which an award is to be earned, or modify the requirements as to eligibility for participation in the Plan. In addition, stockholder approval is required for any amendment of the Plan or any award thereunder that would permit the re-pricing of outstanding stock options or the waiver of restrictions on outstanding restricted stock awards. The Committee may amend outstanding agreements evidencing awards under the Plan from time to time, consistent with the Plan. Under its current terms, no long-term incentive awards may be made under the Plan after December 31, 2007, and no annual incentive awards may be made under the Plan after March 31, 2008.

     Change in Control Provisions. The Plan provides that in the event of a change in control (i) all stock options and tandem stock appreciation rights will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding restricted stock, deferred stock and other awards will lapse, and the shares in question will fully vest; (iii) all performance criteria for full exercisability of stock options and tandem stock appreciation rights and full release or issuance of restricted and deferred stock will be deemed satisfied; and (iv) the value of all outstanding options and other awards under the Plan, unless otherwise determined by the Committee, will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period, as determined by the Committee. In addition, at any time prior to or after a change in control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. Change in control is defined in the Plan generally as (i) the acquisition by a person or group of more than 20% of the combined voting power of the Corporation's securities, (ii) a change in the membership of the Board of Directors during any 24-month period other than by reason of death resulting in a change in the majority of the Board, or (iii) the approval by the stockholders of the Corporation of a transaction involving the acquisition of the Corporation by a non-affiliated entity.

     Federal Tax Consequences. Under the Internal Revenue Code as currently in effect, annual incentive awards will be taxed as ordinary income at the time of payment, and the Corporation will be entitled to a deduction for such awards at the time of payment. Under the Plan a grant of stock options, including performance options, would have no federal income tax consequence. Upon exercise under the Plan of a stock option or performance option that is not qualified as an incentive stock option under applicable federal tax regulations, the excess of the fair market value of the stock at the date of exercise over the exercise price is taxable to a participant as ordinary income. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the excess of the fair market value of the restricted stock over its purchase price, if any, at the time the stock is no longer subject to forfeiture. All amounts taxable to employees under the Plan in respect of stock options or restricted stock are deductible by the Corporation as compensation. Upon a sale of Common Stock acquired under the Plan, the participant realizes long- or short-term gain or loss, and the Corporation receives no further deduction.

     The Amendment. The proposed amendment to the Plan would change the current first sentence of Section 6 of the Plan to read as follows:

            "The number of shares of Common Stock reserved for issuance under the Plan after December 31, 2000, through December 31, 2003, is 2,400,000, together with such shares that are unissued or are the subject of forfeitures of any award under the Plan or any predecessor long-term incentive plan, which shall thereupon become available for awards under the Plan."

     Additional Information. Since awards under the Plan are at the discretion of the Committee, the kind and number of awards to any employee cannot now be determined. Reference should be made to the sections captioned "Summary Compensation Table," "Option/SAR Grants in Last Fiscal Year" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" on pages 12 through 14 of this proxy statement, for detailed information on stock option grants and restricted stock awards to certain executive officers during the three most recent fiscal years. During

1999 options for 96,000 shares were granted to all current executive officers while 217,500 were issued to all other employees, and 177,000 shares of restricted stock (of which 151,000 shares were performance-based) were awarded to all current executive officers while 86,000 (of which 62,000 were performance-based) were awarded to all other employees.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION.


     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this proposal. In the event the stockholders do not approve the Plan amendment, the Committee will consider such other forms of incentive compensation, including the payment of cash, that may or may not be deductible for federal income tax purposes, as it shall deem necessary in order for the Corporation to remain competitive in the recruitment and retention of qualified executive personnel.


                  ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, Chicago, Illinois, has examined the financial statements of the Corporation for many years. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Arthur Andersen LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 2000, and to perform other related accounting services.

        RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent public accountants of the Corporation for the current year ending December 31, 2000, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Arthur Andersen LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, or has any connection with the Corporation in any capacity other than that of public accountants. A member of Arthur Andersen LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION.

     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this resolution. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

                       ITEM NO. 4 -- STOCKHOLDER PROPOSAL

                         STOCKHOLDER PROPOSAL REGARDING
                    STOCKHOLDER RIGHTS PLAN BY-LAW AMENDMENT

     Hakatak Enterprises, Inc., 100 Wilshire Boulevard, Suite 1700, Santa Monica, California 90401, which claims to be the beneficial owner of more than 500,000 shares of Common Stock, has submitted the following proposal and supporting statement for inclusion in this proxy statement.

                                    PROPOSAL

     "RESOLVED THAT the Shareholders exercise their power under Delaware General Corporation Law Section 1.09 to approve the following bylaw:

     1. No Shareholder Rights Plan or other form of 'poison pill' (meaning any plan which confers additional rights on the holders of the Corporation's common stock upon the acquisition of a large block of securities by a party not approved by the Board of Directors or upon the making of a takeover or merger proposal by a party not approved by the Board of Directors) shall become effective, unless, after its approval by the Board of Directors, such plan has been submitted to the stockholders of the Corporation for a vote and has been approved by a majority of the shares voted at the meeting called for such purpose. Any such plan in effect on the date this bylaw becomes effective upon approval by the shareholders shall be redeemed or canceled.

     2. This by-law shall be effective immediately upon approval by the holders of shares at an annual meeting of the Corporation or at a special meeting of the shareholders and may not be amended, altered, deleted or modified without shareholder approval."

                              SUPPORTING STATEMENT

     "So-called 'poison pills' are a tool used by incumbent management and boards of directors to deter proposals by competing interests. As such, they limit shareholder options and are designed to discourage offers from third parties. This is not in the best interests of shareholders and it is impossible to tell what types of offers might have been made for the Company, except for the presence of a poison pill. The statements made by the Company when it adopted its existing Shareholder Rights Plan are self-serving and fail to point out that the Board of Directors can use its power to approve or disapprove a proposal (by redeeming or not redeeming the pill) to discourage and avoid offers from persons not favored by the board, such as acquirers that might make management changes. This type of anti-takeover mechanism prevents all of us as shareholders from evaluating all proposals on their merits, and restricts the market for our common stock. The shareholders should adopt this bylaw to prevent the board of directors from implementing poison pill tactics that are not approved by the shareholders."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Your Board of Directors recommends a vote against this proposal because the Board believes that (1) rights plans such as the Corporation's stockholder rights plan (the "Rights Plan") help maximize stockholder value, and (2) the Rights Plan protects stockholders and the Corporation from unfair and abusive takeover tactics. The Board further believes that the Rights Plan is in the best interest of the Corporation and its stockholders.

     The Rights Plan is designed to protect stockholders against takeover tactics that do not treat all stockholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs. The Rights Plan is intended to encourage potential acquirers to negotiate directly with your Board. The Corporation believes the Board is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of the Corporation. The Board's ability to seek a higher price in a takeover context on behalf of all stockholders is significantly greater than the ability of an individual stockholder to achieve such a result. Without the protections of a rights plan, your Board could lose important bargaining power in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative.

     The Rights Plan does not prevent an offer to acquire the Corporation at a price and on terms that are fair and in the best interest of stockholders. In responding to an acquisition proposal and negotiating with a potential acquirer, your Board, eleven of whose thirteen members are outside directors, recognizes its obligation to fulfill its fiduciary duties to the Corporation and its stockholders. If the Board determines that a proposal is fair and in the best interest of stockholders, the Rights Plan allows the Board to approve the proposal and redeem the Rights. However, to redeem the Rights now in the absence of a proposal would leave the Corporation's stockholders unprotected in the event of an unsolicited, and potentially coercive and unfair, takeover offer and, in the Board's view, would potentially reduce long-term value for stockholders.

     Finally, the Board believes there is strong empirical evidence that the Rights Plan better positions your Board to negotiate the most attractive and fair price for all stockholders in the event there is a bid for the Corporation. Many companies with rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. Thus, the Board believes that experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to stockholders.

     If legally valid, approval of the forgoing proposed amendment to the Corporation's by-laws requires the affirmative vote of not less than 80% of the voting power of the Corporation's outstanding voting stock. The Board has been advised that the legality of this proposed by-law under Delaware law and the Corporation's certificate of incorporation is questionable, and its implementation if approved would ultimately depend on the Board's assessment of its legal validity.

     Your Board of Directors believes that the continued existence of the Rights Plan is in the best interest of the Corporation and its stockholders. The Rights Plan is an important tool that the Board of Directors should have in the event of an unfair or coercive takeover attempt. Because the proposal requires redemption of the Rights Plan and stockholder approval for any new plan, it is clear that in all likelihood the Corporation would be unable to adopt a rights plan in time to be effective against an unsolicited acquisition proposal and, therefore, would be deprived of a proven and necessary tool to maximize stockholder value.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Innisfree M&A Incorporated to assist in this solicitation at a fee of $10,000 plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding management's proxies and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

     The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals and nominations for directors intended for inclusion in the Corporation's proxy statement relating to the next annual meeting in May 2001 must be received not later than December 8, 2000. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Under the Corporation's by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation's May 2001 annual meeting, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than February 9, 2001 nor later than March 11, 2001, and must comply with the procedures outlined in the Corporation's by-laws, a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678.

                                         By order of the Board of Directors

                                         DEAN H. GOOSSEN
                                         DEAN H. GOOSSEN
                                         Corporate Secretary

Dated: April   , 2000

                                USG CORPORATION

   PLEASE MARK VOTE IN OVALS IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of four USG Corporation directors       For     Withheld     For All
   to serve for a three year term:                  All        All       Except
   01-KEITH A. BROWN, 02-JAMES C. COTTING,          [ ]        [ ]         [ ]
   03-W. DOUGLAS FORD, 04-JOHN B. SCHWEMM.

   ---------------------------------------------
   USG DIRECTOR NOMINEE EXCEPTION(S), IF ANY.

2. APPROVAL OF AMENDMENT TO THE CORPORATION'S       For     Against      Abstain
   OMNIBUS MANAGEMENT INCENTIVE PLAN.               [ ]        [ ]         [ ]

3. RATIFICATION OF THE APPOINTMENT OF ARTHUR
   ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
   FOR THE YEAR ENDING DECEMBER 31, 2000.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

4. APPROVAL OF STOCKHOLDER PROPOSAL REGARDING       For     Against      Abstain
   STOCKHOLDER RIGHTS PLANS, IF SUCH PROPOSAL       [ ]        [ ]         [ ]
   IS PROPERLY MADE AT THE ANNUAL MEETING.

5. IN THEIR DISCRETION, ON ANY OTHER MATTER
   THAT MAY PROPERLY COME BEFORE THE MEETING.


I plan to attend the Annual Meeting.                Yes!
                                                    [ ]



Dated:
      ---------------------------------------------


---------------------------------------------------
Signature


---------------------------------------------------
Signature

The signature(s) above should agree with the name(s) shown on this Proxy. Where stock is owned by more than one person, all owners should sign the Proxy. This proxy will then be voted as directed or, if no direction is indicated, it will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.


CONTROL NUMBER               -Fold and Detach Here-              USG CORPORATION
[insert control # box here]    VOTE BY TELEPHONE
                    Call FREE OF CHARGE by Touch Tone Phone
                     [insert phone # here] - 24 HOURS A DAY


Telephone voting authorizes the proxies identified below to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Please note that if voting by telephone, you will be asked to enter the Control Number located in the box located above and to the left of this form.

PROXY                           USG CORPORATION                            PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 10, 2000


The undersigned hereby appoints William C. Foote and Dean H. Goossen and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of said Corporation in the Sixth Floor Auditorium, The Northern Trust Building, 50
South LaSalle Street, Chicago, Illinois, on May 10, 2000, and any adjournment thereof, on the matters shown below and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE-EXCEPT IF YOU VOTE BY TELEPHONE


Please indicate any change in address.


                                   (Continued and to be signed on reverse side.)



Dear Shareholder:

On the reverse side of this card are instructions that allow you to vote your shares for the election of directors and all other proposals TOLL FREE by telephone. Please consider voting by telephone. Your vote is recorded the same as if you mailed in your proxy card. Telephone voting is designed to be quick, convenient and FREE OF CHARGE to you.